Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Interpace Biosciences, Inc.

Parsippany, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-207263 and 333-227728) and Form S-8 (Nos. 333-61231, 333-60512, 333-177969, 333-201070, 333-214260, 333-252574 and 333-234284) of Interpace Biosciences, Inc. of our report dated March 31, 2022, relating to the consolidated financial statements and schedule, which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/BDO USA, LLP

Woodbridge, New Jersey

March 31, 2022